Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Actuate Corporation:

We consent to the use of our report dated March 11, 2011, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Actuate Corporation and subsidiaries for the year ended December 31, 2010, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

August 5, 2013